Exhibit 99.1

October 21, 2022

Cellectar Biosciences Announces Concurrent Registered Direct and Private Placement Offerings of Approximately $10.7 Million Priced At-The-Market Under Nasdaq Rules

FLORHAM PARK, N.J., Oct. 21, 2022 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that it has entered into definitive agreements with several institutional investors (the “Investors”) for the purchase of 3,275,153 shares of the company’s common stock at $2.085 per share in a registered direct offering and warrants to purchase up to an aggregate of 3,275,153 shares of common stock in a concurrent private placement priced at-the-market under Nasdaq rules.

In a separate concurrent private placement transaction, Cellectar has agreed to sell pre-funded warrants to purchase up to an aggregate of 1,875,945 shares of common stock and warrants to purchase up to an aggregate of 1,875,945 shares of common stock.

The warrants will be immediately exercisable at an exercise price of $1.96 per share and will expire on the fifth anniversary of the closing date. The purchase price of each pre-funded warrant will be $2.08499 and the pre-funded warrants will be immediately exercisable at an exercise price of $0.00001 per share and will not expire until exercised in full.

The registered direct offering and private placements are expected to result in total gross proceeds of approximately $10.7 million before deducting estimated offering expenses. The company intends to use the net proceeds from the registered direct offering and the private placements for funding clinical studies, research and development, working capital and general corporate purposes.

Oppenheimer & Co. Inc. served as sole placement agent for the transaction. The registered direct offering and private placements are expected to close on October 25, 2022, subject to customary closing conditions.

The registered direct offering described above is being made pursuant to a Registration Statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). Copies of the prospectus supplement, when available, and the accompanying base prospectus relating to the registered direct offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

The pre-funded warrants, warrants and shares of common stock issuable upon the exercise of warrants or pre-funded warrants were offered pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder. Such warrants, pre-funded warrants, and shares of common stock issuable upon exercise of the warrants and the pre-funded warrants have not been registered under the Act or applicable state securities laws, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement registering for resale the shares of common stock issuable upon exercise of the warrants and the pre-funded warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2021, our Form 10-Q for the quarter ended March 31, 2022 and our Form 10-Q for the quarter ended June 30, 2022. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors, LLC 646-915-3820

monique@lifesciadvisors.com

Source: Cellectar Biosciences, Inc.